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                                                                    Exhibit 23.2











                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CMI Corporation (the Company):


We consent to the use of our report dated February 23, 2001, except as to Note 14, which is as of March 20, 2001, included herein and to the reference to our firm under the heading "Experts" in this amended Registration Statement.

Our report dated February 23, 2001, except as to Note 14, which is as of March 20, 2001, contains an explanatory paragraph that states the status of the Company's financing arrangements, as more fully described in Note 3 to the consolidated financial statements, and the Company's significant loss in 2000, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                      KPMG LLP

Oklahoma City, Oklahoma
August 21, 2001